Exhibit 10.2

Baker Hughes Company Restricted Stock Unit Award Agreement For [●] (“Participant”)

1.Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes Company 2021 Long-Term Incentive Plan (the “Plan”).

2.Grant. The Committee of Baker Hughes Company (the “Company”) has granted Restricted Stock Units, from time to time with Dividend Equivalents as the Committee may determine (“RSUs”), to the individual named in this Award Agreement (the “Participant”) on [●] (the “Grant Date”). Each RSU entitles the Participant to receive from the Company (i) one share of Class A common stock of the Company, par value $0.0001 per share (“Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with their terms, and (ii) cash payments based on dividends paid to stockholders as set forth in paragraph 3, each in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.

3.Dividend Equivalents. Until such time as the following restrictions lapse or the RSUs are cancelled, whichever occurs first, the Company may establish an amount to be paid to the Participant equal to the number of RSUs subject to restriction times the per Share quarterly dividend payments made to stockholders of the Company’s Shares (“Dividend Equivalent”). The Company shall accumulate Dividend Equivalents and, upon the date that restrictions lapse, will pay the Participant a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest). Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs.

4.Lapse of Restrictions. Except as specified below, restrictions on one-third of the number of RSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services will lapse on each of the first, second and third anniversaries of the Grant Date (each, a “Normal Restriction Lapse Date”), in each case, only if the Participant has been continuously employed by the Company or one of its Subsidiaries to each such date, such that on the third Normal Restriction Lapse Date, the restrictions will have lapsed as to all of the RSUs subject to this Award Agreement. The RSUs shall be immediately cancelled upon termination of employment, except as follows:

a.Employment Termination Due to Death. If prior to the third anniversary of the Grant Date the Participant’s employment with the Company or any of its Subsidiaries terminates as a result of the Participant’s death, then restrictions on all RSUs shall immediately lapse.

b.Involuntary Termination Without Cause Following a Change in Control. If prior to the third anniversary of the Grant Date the Participant incurs a Separation From Service due to an Involuntary Termination without Cause during the 24-month period following a Change in Control, restrictions on all RSUs awarded hereby shall immediately lapse on the date of the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee. For the avoidance of doubt, the 24-month period following a Change in Control includes the date of the Change in Control. For purposes of this Award Agreement, “Involuntary Termination” means the Separation From Service of the Participant (i) because the Participant’s position is eliminated, (ii) because the Participant and the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, agree to the Participant's resignation of his or her position at the request of the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, (iii) because the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, terminates the employment of the Participant without Cause or (iv) because the Participant resigns due to a reason that would qualify as an event that is a “Good Reason” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan, whether or not the Participant is a participant in the Baker Hughes Company Executive Change in Control Severance Plan. For purposes of this Award Agreement, an “Involuntary Termination” does not include (i) a termination of employment for Cause, (ii) the Participant’s death or disability or retirement or (iii) a voluntary termination of employment by the Participant. For purposes of this Award Agreement, “Separation From Service” has the meaning ascribed to that term in Section 409A and “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A. For purposes of this Award Agreement, “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury rules and regulations issued thereunder.

c.Employment Termination, Eligibility for Retirement or Occurrence of Total Disability More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date and prior to the third anniversary of the Grant Date, the Participant incurs a Separation From Service due to an Involuntary Termination, or the Participant meets the age and service requirements specified in (c)(i) below or incurs a Total Disability, then the restrictions on the RSUs awarded hereby shall lapse or shall be cancelled as provided below:

(i)Eligibility for Retirement or Occurrence of Total Disability. Restrictions on all RSUs shall immediately lapse if (A) the Participant attains at least age 60 while still employed by the Company or a Subsidiary and completes five or more years of continuous service with the Company and any of its Subsidiaries, or (B) the Participant incurs a Total Disability. For purposes of this Award Agreement, “Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or any of its Subsidiaries.

(ii) Involuntary Termination Without Cause. If, prior to the third anniversary of the Grant Date, the Participant incurs an Involuntary Separation From Service without Cause and none of Sections 4a, 4b, or 4c(i) is applicable, then restrictions on the Pro-Rata Portion (as defined below) of the RSUs shall immediately lapse on the date of the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee and the remaining RSUs covered by this Award shall be immediately cancelled. For purposes of this Award, the “Pro-Rata Portion” shall mean the total number of RSUs covered by this Award multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of termination and the denominator of which is the total number of months between the Grant Date and the third anniversary of the Grant Date, less the number of RSUs for which the restrictions have lapsed prior to the date of Separation From Service.

(iii)Termination Due to Other Reasons. If the Participant incurs a Separation From Service for any other reason, then the remaining RSUs shall be immediately cancelled.

d.Transfers. For the avoidance of doubt, transfer of employment from the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall not constitute a termination of employment for purposes of this Award.

5.Issuance and Withholding Tax. Upon the Normal Restriction Lapse Date, or such earlier date the restrictions lapse pursuant to paragraph 4, the Company shall issue to the Participant such Shares with respect to the portion, if any, of the RSUs for which the restrictions lapse in accordance with this Award Agreement. No later than the date as of which an amount with respect to the RSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.

6.Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the RSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; and provided further that no such consent shall be required with respect to any amendment, alteration or termination of the RSUs if the Board determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 7. Notwithstanding the foregoing, no amendment of the RSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A. Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

7.Recoupment. Notwithstanding any other provision of this Award to the contrary, the RSUs, any Shares issued in settlement of the RSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

8.Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.

9.Data Privacy. The Company, the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan administer and maintain the data regarding the Plan, the participants and the awards granted to participants for all employees in the group consisting of the Company and its Subsidiaries (the “Company Group”) worldwide. You authorize the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Employee Personal Data (as defined below), in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. The data administered and maintained by the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan includes information that may be considered personal data, including your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of this Award or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Employee Personal Data”). You further acknowledge that you understand that the countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.

10.Repatriation; Compliance with Law. You agree to repatriate all payments attributable to the Shares acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of employment (and country of residence, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries and affiliated companies, as may be required to allow the Company and any of its Subsidiaries and affiliated companies to comply with local laws, rules and/or regulations in your country of employment (and country of residence, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of employment and country of residence, if different).

11.Electronic Delivery. You agree, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, you also hereby consent to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

12.Nontransferability. Except as specified in this Agreement, this Award and this Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.

13.Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.
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